Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-237840, 333-254626, 333-263763, 333-270619, and 333-278394 ) on Form S-8 and (Nos. 333-276077, 333-276719, and 333-277829) on Form S-3 of our report dated February 18, 2025, with respect to the financial statements of ORIC Pharmaceuticals, Inc.

/s/ KPMG LLP

San Diego, California
February 18, 2025